LEGEND OIL AND GAS

February 10, 2012

VIA EDGAR

Division of Corporation Finance

United States Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Attn: H. Roger Schwall, Assistant Director

Re:	Legend Oil and Gas, Ltd. (the “Company”)

Amendment No. 1 to Registration Statement on Form S-3

Filed January 11, 2012

File No. 333-178176

Amendment No. 2 to Form 8-K

Filed January 11, 2012

Form 10-Q for the Quarterly Period Ended September 30, 2011

Filed November 14, 2011

File No. 0-49752

Dear Mr. Schwall:

We received the Staff’s additional comments set forth in your letter dated January 27, 2012, with respect to the above-referenced filings for Legend Oil and Gas, Ltd. We hereby undertake to provide our responses to those comments by Friday, February 17, 2012.

Please feel free to call our securities counsel, Timothy M. Woodland, at (206) 254-4424, with any questions or additional comments or requests.

Respectfully,

LEGEND OIL AND GAS, LTD.

/s/ James Vandeberg
Chief Financial Officer

1420 5th Avenue, Suite 2200, Seattle, WA 98101